Exhibit 5.1
April 22, 2009
Lifevantage Corporation
11545 W. Bernardo Court
Suite 301
San Diego, California 92127
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Lifevantage Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,000,000 shares of the Company’s Common Stock, $.001 par value (the “Shares”), issuable pursuant to its 2007 Long Term Incentive Plan, as amended as of March 27, 2009 (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
In connection with this opinion, we have examined the Plan, the Registration Statement, your Articles of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness, authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof and the legal capacity of all natural persons.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, following the effectiveness of the Registration Statement, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Kendall, Koenig & Oelsner PC
Kendall, Koenig & Oelsner PC